Exhibit 10.1

Supplement Agreement on Acquisition Payment
(English Translation)

Party A: Home System Group

Party B: Liming Jiao, Xiaohong Chen

On October 1, 2008, Party A acquired Asia Forever Investment Limited and its wholly owned subsidiary, Zhongshan City Weihe Appliances Co., Ltd. The total purchase price was 270 million RMB, which would be divided into four installments over two years. In September 2008, Party A paid 55 million RMB to Party B; and according to the original purchase agreement and disclosed information, Party A has to pay party B totaling 80 million RMB by the end of June 2009. After negotiation, both parties have agreed:

1.
The cash payment part.  The total cash payment is 40 million RMB, which 10 million RMB was paid in April, 2009 and it came from the accounts receivable collection from Wei’er Industrial Ltd.; 20 million RMB was paid in June and it came from the accounts receivable collection from Wei’er Industrial Ltd; and the remaining 10 million RMB will be paid by Zhongshan City Weihe Appliances Co., Ltd in both July, 2009 and December 2009, 5 million RMB respectively.

2.
The fixed asset part. Party A will transfer some land and buildings of Zhongshan City Weihe Appliances Co., Ltd facilities to Party B or the individual(s) appointed by Party B, valued at 41.58 million RMB, which appreciated 15% from its fair market value of 36.16 million RMB based on the appraisal report done by the third party agent on June 25, 2009. The legal fee and tax related to this property transfer will be shared by both parties according Chinese law and regulations, and either Party B or the individual(s) appointed by Party B will be in charge of the transfer process. (The appraisal report and related notarization will be provided separately)

3.
Regarding the remaining balance of the total purchase price of the acquisition, it might be paid either through external financing or issuing new shares from Home System Group upon further negotiation and agreement between Party A and Party B.

Party A: Home System Group	/s/ Fuying Wang-Chief Executive Officer
/s/ Jianming Xu-Chief Financial Officer

Party B:	/s/Xiaohong Chen
/s/Liming Jiao